Exhibit 23.2

Consent of Independent Auditors
We consent to the incorporation by reference in this Registration Statement on Form S-4 of Vicon Industries, Inc., filed pursuant to Rule 462(b) of the Securities Act of 1933, to register 18,450 additional shares of common stock, of our report dated March 4, 2014 with respect to the financial statements of IQinVision, Inc. as of and for the years ended December 31, 2013 and 2012, and to the reference to us under the heading “Experts”, appearing in Vicon Industries, Inc.’s previously filed Form S-4 Registration Statement (File No. 333-196386), which is incorporated by reference into this Registration Statement on Form S-4.

/s/ Moss Adams LLP
San Diego, California
August 28, 2014